Exhibit 99.4

Northern Oil and Gas, Inc. Announces Transformational Acquisition

in the Marcellus Shale

February 3, 2021 4:15pm EDT

HIGHLIGHTS

•

Northern Oil and Gas, Inc. (NYSE American: NOG) (“Northern”) has agreed to acquire certain non-operated natural gas assets (the “Assets”) in the Appalachian Basin from Reliance Marcellus, LLC (“Reliance” or the “Seller”)

•	Extends Northern’s non-operating model to Appalachia – the leading US natural gas basin – and creates a national non-operated franchise, diversified by region and commodity mix

•	Complements Northern’s existing ~183,000 Williston and Permian net acres with ~64,000 net acres in Appalachia

•	Attractive unadjusted cash purchase price of $175MM, with implied multiples of <$1,500 per flowing Mcfe/d and ~3x 2021E unhedged cash flow from operations

•	~120 MMcfe/d of current production as of July 2020 effective date and ~493 Bcf of proved reserves (~55% PDP) as of December 31, 2020, with PV-10 of ~$269MM (at strip pricing as of January 20, 2021)

•	Full calendar year 2021E production of 100—110 MMcfe/d (net to Northern) with expected material free cash flow

•	Expected to be accretive to leverage, free cash flow, return on capital employed and EV/EBITDA; low-decline asset is expected to lower NOG’s corporate decline rate and sustaining capital requirement

•	EQT, the largest and one of the lowest cost natural gas producers in the US, will operate ~95% of the assets after its recent acquisition of Chevron’s Appalachian properties

•	Substantial cost and operational improvements expected from EQT’s assumption of operatorship including further G&A reduction, enhanced completions, and well cost reductions

•	High average, blended working interest of ~27% managed under unique and beneficial joint development agreements that give high degrees of clarity and control to Northern over future development

•

Inventory of 94 gross highly-economic, work-in-progress (“WIP”) wells slated for completion over next five years by EQT. Approximately $50 million of net development capital has already been deployed on the WIP wells, which is not subject to reimbursement by Northern

•

Northern estimates ~1,200 gross undeveloped locations. EQT has balloted seven undeveloped wells beyond those already in process and Northern expects approximately $25-30 million of net development capital in 2021E

MINNEAPOLIS—(BUSINESS WIRE) — Northern Oil and Gas, Inc. today announced that it has entered into a definitive agreement to acquire certain non-operated assets in the Appalachian Basin from the Seller. The Seller is a subsidiary of Reliance Industries, Ltd.

At the effective date of July 1, 2020, the Assets were producing approximately 120 MMcfe/d of natural gas equivalents, net to Northern’s ownership. In 2021E, the Assets are expected to produce approximately 100—110 MMcfe/d (or approximately 19,000 Boe/d) net to Northern and consist of approximately 64,000 net acres containing approximately 102.2 net producing wells, approximately 22.6 net wells in process, and approximately 231.1 net undrilled locations in the core of the Marcellus and Utica plays.

The Assets are expected to generate approximately $55-60 million in unhedged cash flow from operations during 2021E with an estimated capital expenditure budget of $25-30 million (net to Northern).

Total consideration to be paid to Seller, net to Northern, consists of $175 million in cash and approximately 3.25 million warrants to purchase shares of Northern’s common stock at an exercise price of $14.00 per share. The cash portion of the consideration is subject to typical closing and post-closing adjustments. The transaction has an effective date of July 1, 2020 and is expected to close in April 2021, subject to the satisfaction of customary closing conditions.

The transaction is expected to be funded through a combination of equity and debt financings and is anticipated to be leverage neutral on a trailing basis and leverage accretive on a forward basis.

Northern will begin hedging expected PDP volumes commensurate with the signing of the transaction, including basis differentials, with a target of hedging up to 75% of volumes for approximately three years.

MANAGEMENT COMMENT

“This transaction furthers our goal of becoming a national non-operated franchise with low leverage, strong free cash flow and a path towards returning capital to shareholders. With this transaction, we expect increased opportunities to efficiently allocate capital and diversify risk, our commodity mix and geographic footprint,” said Nick O’Grady, Northern’s Chief Executive Officer. “Coupled with stable future development, these assets are expected to provide, at current strip prices, an average 18% free cash flow yield on the investment over a multiyear period. With these estimates, Northern is expected to produce increased free cash flow providing opportunities for growth, shareholder returns, and continued deleveraging.”

“Our cash purchase price for these assets only ascribes value for producing wells and the large inventory of wells-in-process, with significant upside value on the undeveloped properties. The joint venture structure allows Northern significant input and clarity on the development plans for these assets on a multiyear basis” commented Adam Dirlam, Chief Operating Officer of Northern. “We look forward to being an excellent partner for the development of these properties side by side with EQT for years to come.”

“The acquisition is expected to be funded through a combination of equity and debt financings and is anticipated to be leverage neutral on a trailing basis and leverage accretive on a forward basis. With these transactions, our debt metrics improve immediately on a pro forma basis and we expect them to continue to improve over the coming years,” commented Chad Allen, Chief Financial Officer of Northern. “Importantly, the contemplated transactions are expected to improve liquidity, remove all near-term maturities and significantly improve free cash flow on a multiyear period.”

FOURTH QUARTER UPDATE AND 2021E GUIDANCE

Fourth quarter production of 35,500 – 35,900 barrels of equivalent (“Boe”) per day was toward the upper end of management’s guidance range provided in its January 7, 2021 operations update. Northern estimates that December 2020 production averaged approximately 37,000 Boe per day, despite 3,000 Boe per day of continued production curtailments. Realized oil differentials are expected to be less than $7.25 per barrel for the fourth quarter. Natural gas realizations are expected to exceed 70% of NYMEX Henry Hub prices for the fourth quarter of 2020.

Fourth quarter 2020 capital expenditures are expected to total approximately $48.5 – $49.8 million. A 32% improvement in oil prices during Q4 drove an acceleration of development of Northern’s wells in process that were previously scheduled for Q1 and Q2 2021E. In addition, Northern realized continued success in its high return Ground Game strategy, which accounted for approximately $18 million in capital expenditures. Adjusting to the shift in development timing, Northern has reduced the midpoint of its 2021E standalone capital expenditure guidance by $12.5 million and has increased its 2021E standalone production guidance.

Cash flow from operations, inclusive of net changes in working capital, is expected to have increased over 100% sequentially during Q4, which drove a $39 million reduction in total debt.

2021E GUIDANCE – NORTHERN STANDALONE

2021E Guidance Ranges:	Current	Previous
Production (Boe per day)	37,750 – 42,750	37,500 – 42,500
% Liquids	78% – 80%	—
Net Wells Added to Production	32 – 34	—
Total Capital Expenditures ($ in millions)	$180 – $225	$190 – $240

2021E GUIDANCE – RELIANCE ASSETS – FULL YEAR

2021E Guidance Ranges:
Production (MMCF per day)	100 – 110
Net Wells Added to Production	4.5 – 5.0
Total Capital Expenditures ($ in millions)	$25 – $30
Production, Midstream and Marketing Expenses ($/Mcf)	$0.75 – $0.85
Asset G&A / COPAS Expenses ($/Mcf)	$0.03 – $0.04
Average Differential to NYMEX Henry Hub ($/Mcf)	$0.55 – $0.65

HEDGING UPDATE

Northern has hedged approximately 13,930 barrels per day of Clearbrook basis hedges at an average price of ~($2.40) for 2021. This will ensure stable pricing realizations in the event of transportation disruptions or volatility. Northern has an average of approximately ~21,500 barrels of oil per day hedged at an average price of ~$55 for 2021. For 2022, Northern has an average of approximately 7,000 barrels of oil per day hedged at an average price of $50.52. As noted above, Northern will begin a comprehensive hedging program for the acquired Assets. A comprehensive review of Northern’s hedges can be found in an updated corporate presentation found on Northern’s website.

CONFERENCE CALL

Northern has recorded a conference call discussing the transaction. Those wishing to listen to the conference call may do so via Northern’s website, www.northernoil.com, or by calling Toll-Free U.S. +1 866-373-3407 or International +1 412-902-1037 and providing the Conference ID 13690263. Additional financial and asset details can be found on Northern’s website at: www.northernoil.com.

ADVISORS

BofA Securities is serving as lead financial advisor to Northern. Kirkland & Ellis LLP is serving as Northern’s legal advisor. Wells Fargo Securities is a co-advisor on the transaction.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

PRELIMINARY INFORMATION

The preliminary unaudited financial and operating information and estimates included in this press release, including with respect to production, commodity pricing, capital expenditures, debt levels, cash flows and other matters, is based on estimates and subject to completion of Northern’s financial closing procedures and audit processes. Such information has been prepared by management solely on the basis of currently available information. The preliminary information does not represent and is not a substitute for a comprehensive statement of financial and operating results, and Northern’s actual results may differ materially from these estimates because of final adjustments, the completion of Northern’s financial closing procedures, and other developments after the date of this release.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations and industry conditions are forward-looking statements. When used in this press release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward looking statements, including the following: changes in crude oil and natural gas prices; the pace of drilling and completions activity on Northern’s properties and properties pending acquisition; Northern’s ability to acquire additional development opportunities; potential or pending acquisition transactions, including the acquisition of the Assets; Northern’s ability to consummate the acquisition of the Assets, the anticipated timing of such consummation, and any anticipated financing transactions in connection therewith; the projected capital efficiency savings and other operating efficiencies and synergies resulting from Northern’s acquisition transactions; integration and benefits of property acquisitions, including the acquisition of the Assets, or the effects of such acquisitions on Northern’s cash position and levels of indebtedness; changes in Northern’s reserves estimates or the value thereof; disruptions to Northern’s business due to acquisitions and other significant transactions; general economic or industry conditions, nationally and/or in the communities in which Northern conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; Northern’s ability to raise or access capital; changes in accounting principles, policies or guidelines; financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products and prices; and the COVID-19 pandemic and its related economic repercussions and effect on the oil and natural gas industry. Additional information concerning potential factors that could affect future financial results is included in the section entitled “Item 1A. Risk Factors” and other sections of Northern’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Northern’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause Northern’s actual results to differ from those set forth in the forward looking statements.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control. Northern does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

Mike Kelly, CFA

EVP, Finance

(952) 476-9800

ir@northernoil.com

Source: Northern Oil and Gas, Inc.